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Exhibit 10(m)(1)

[Logo]
                                November 8, 2000

Mr. Daniel S. Jaffee
President and Chief Executive Officer
Oil-Dri Corporation of America
410 North Michigan Avenue
Chicago, Illinois  60611-4213

Dear Mr. Jaffee:

      You have advised Teachers Insurance and Annuity Association of America ("TIAA") of the potential violation by Oil-Dri Corporation of America (the "Company") of Section 10.1 of that certain Note Purchase Agreement, dated as of April 15, 1998 (the "Note Purchase Agreement"), among the Company, TIAA and Connecticut General Life Insurance Company ("CIGNA"), for the fiscal quarter of the Company ended October 31, 2000. In this regard, you have requested that TIAA and CIGNA waive any breach of the Note Purchase Agreement as a result of any such violation of the Fixed Charges Coverage Ratio required under the aforementioned Section 10.1 for the Company's fiscal quarter ended October 31, 2000.

      Capitalized terms used herein shall, unless otherwise defined herein, have the meanings provided in the Note Purchase Agreement.

      TIAA hereby waives any Event of Default under the Note Purchase Agreement resulting from the Company's violation, if any, of Section 10.1 of the Note Purchase Agreement for the period ending October 31, 2000.

      This waiver shall not be deemed a waiver of any other Event of Default or any of TIAA's rights and remedies, all of which are hereby expressly reserved, or an amendment to any provision of the Note Purchase Agreement.

                                  Yours truly,

                                  TEACHERS INSURANCE AND ANNUITY
                                  ASSOCIATION OF AMERICA



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